Exhibit 14.1

Parks! America, Inc. - Code of Conduct

Introduction:

Parks! America, Inc. (“the Company”) is committed to conducting its business with integrity, honesty, and in compliance with all applicable laws and regulations. This Code of Conduct outlines the principles and standards that guide the actions and decisions of our Board of Directors, officers, employees, and agents. Adherence to these ethical standards is essential to maintaining the Company’s reputation for integrity and accountability.

I. Compliance with Laws and Regulations:

Directors, officers, employees, and agents must comply with all applicable laws and regulations in every jurisdiction where the Company operates. Any violation may result in disciplinary action, including termination of employment, and may lead to legal consequences.

II. Conflicts of Interest:

Every director, officer, employee, and agent must avoid conflicts of interest that may compromise their judgment or objectivity in the best interests of the Company. If a potential conflict arises, it must be disclosed promptly to the Board of Directors and resolved in a manner that protects the Company’s interests.

III. Confidentiality:

All directors, officers, employees, and agents must maintain the confidentiality of proprietary information, trade secrets, and any non-public information belonging to the Company. This obligation continues even after termination of employment or affiliation with the Company.

IV. Fair Dealing:

All individuals associated with the Company must deal fairly and honestly with customers, suppliers, competitors, and colleagues. Misleading statements, manipulation, and abuse of confidential information are strictly prohibited.

V. Anti-Bribery and Corruption:

Parks! America is committed to conducting business without participating in bribery or corruption. Directors, officers, employees, and agents must not offer, give, receive, or solicit anything of value to gain an unfair business advantage.

VI. Diversity and Inclusion:

The Company values diversity and inclusion and is committed to providing a workplace free from discrimination and harassment. All individuals must be treated with respect and dignity, regardless of their race, ethnicity, gender, sexual orientation, age, disability, or other protected status.

VII. Environmental Responsibility:

Parks! America is dedicated to environmental responsibility. Directors, officers, employees, and agents should strive to minimize the Company’s impact on the environment and support sustainable practices whenever possible.

VIII. Reporting Violations:

Any individual who becomes aware of a violation or potential violation of this Code of Conduct is obligated to report it promptly to their supervisor, or through the reporting hotline. The Company prohibits retaliation against anyone who makes a good-faith report.

IX. Review and Amendments:

This Code of Conduct will be reviewed periodically and may be amended by the Board of Directors. All directors, officers, employees, and agents are responsible for keeping informed of any changes.

Parks! America is dedicated to upholding the highest ethical standards in all aspects of its business. By adhering to this Code of Conduct, we contribute to the success and reputation of the Company, foster a positive work environment, and build trust with our stakeholders. Compliance with this Code is a condition of employment and affiliation with Parks! America.

Lisa Brady

President and CEO, Parks! America

This Code of Conduct is effective as of 1/1/2024 and supersedes any prior versions.

Acknowledgment and Agreement:

I, _______________________________, have received, read, and understand the Parks! America, Inc. Code of Conduct. I acknowledge my responsibility to comply with the principles and standards outlined in this Code and to uphold the values of integrity, honesty, and ethical conduct in all aspects of my association with the Company.

I further understand that compliance with this Code of Conduct is a condition of my employment/affiliation with Parks! America, Inc. and that any violation may result in disciplinary action, including termination of employment or other appropriate consequences.

By signing below, I confirm my commitment to maintaining the highest ethical standards and fostering a culture of integrity within Parks! America, Inc.

Printed Name: _______________________________________________

Signed Name: _______________________________________________